Exhibit 10.1
Form of Director Agreement

Date

Name of Director
Address

Dear (Name of Director),

Appointment to the Board of Directors of Limeade, Inc. (subject to election)

On behalf of the Board of Directors (Board) of Limeade, Inc., a Washington corporation, I am pleased to invite you to join the Board. Should you accept this invitation, your appointment will be recommended to Limeade shareholders at the XXXX Annual General Meeting on (Date), and, if approved, your appointment will be effective at the conclusion of that meeting (the “Appointment Time”).

This letter sets out the basis of your proposed appointment and the information relevant to you in relation to your position as a director of Limeade (the “Company”). To confirm the terms of the appointment, please sign and return this letter, as well as your Indemnification Agreement, prior to the Appointment Time.

This letter will not create any relationship between the Company and you of employer and employee, and you will not be an employee of the Company. For the avoidance of doubt, your appointment will be as a non-executive director, and your engagement will be as independent contractor to the Company and not as an employee.

1.    Appointment and term

1.1    Your appointment as a director of the Company is subject to, and you must comply with, all requirements of this agreement, the articles of incorporation, as amended and restated, of the Company (Articles) the bylaws, as amended and restated, of the Company (Bylaws), applicable laws, including the Washington Business Corporation Act (WBCA) and relevant securities laws, and, so long as the Company is admitted to the official list of the ASX, the Listing Rules of the ASX, relating to, inter alia, the re-election, appointment, retirement and removal of directors. Nothing in this letter is to be taken to exclude or vary the terms of the Articles or Bylaws as they apply to you as a director of the Company.

1.2    Your appointment will commence at the Appointment Time and will continue pursuant to the Bylaws unless and until terminated in accordance with the requirements set forth herein.

1.3    The Board of Directors is divided into three separate classes. Your appointment will be to the third class of directors (Director Class). Your initial term will expire at the third succeeding annual shareholder’s meeting after your election (Initial Term). Thereafter, directors who are invited to stand for re-election may be elected for a term of three years. For purposes of clarity, your appointment will expire at the conclusion of the Initial Term. Continuation of your appointment is contingent upon election by the Shareholders.

1.4    In accordance with corporate governance best practices, the Company recognizes that the performance of the Board, including the non-executive directors on the Board, must be reviewed and assessed on a regular basis. The Board will undertake such reviews in accordance with procedures to be agreed upon by the Board from time to time.

1.5    If your appointment as a director is terminated for any reason, the provisions of paragraph 11 apply.

2.    Duties as a director

2.1    Once appointed as a director, you will be subject to the normal legal duties and responsibilities of a director under the WBCA. Subject to any limitations set forth in the WBCA or the Articles, all powers of the Company are exercised by or under the authority of the Company’s board of directors and the business and affairs of the Company are managed under the direction of the board of directors, which has exclusive authority as to substantive decisions concerning the management of the Company’s business. As a director your duties will include:

(a)    assuming and exercising the powers and performing the duties and work from time to time vested in or assigned to you by or with the authority of the Board;

(b)    complying in all respects with the directions and regulations given or made by the Board and complying with the Company's policies, including corporate governance policies, as in force and as amended from time to time to the extent applicable to you;

(c)    faithfully and diligently serving the Company and its shareholders and using your best endeavours to promote the Company and its shareholders' best interests and welfare;

(d)    affording the Group (as referred to below) with the benefit of your experience and judgement in an endeavour to ensure sound strategic and major operational decisions are made, including but not limited to general strategic advice, financial advice, analysis of opportunities and performance analysis;

(e)    maintaining strong communications with fellow directors and senior executives of the Company, including through telephone and email communications; and

(f)    seeking to ensure that the Company's affairs are conducted in accordance with best corporate governance practices.

Group means the Company and its subsidiaries from time to time and, unless the context requires otherwise, includes the business and companies proposed to be acquired directly or indirectly by the Company.

2.2    As a director of the Company you shall discharge your duties, including as a member of a committee, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the Company.

2.3    As a director, you are expected to:

(a)    manage, prepare for and attend all regular meetings of the Board (currently expected to be up to ten Board meetings per calendar year, but subject to increase or decrease as circumstances required) special meetings (if any) called during the course of the year as circumstances require, the annual general meeting and any other general meetings of the Company;

(b)    attend and prepare for meetings of any Board committees to which you are appointed; and

(c)    attend strategic planning sessions which may be organized from time to time (currently expected to be one per calendar year).

2.4    You will be expected to travel from time to time to such offices of the Group or other location as may be necessary or desirable in connection with your duties as a non-executive director, or as may from time to time be reasonably required by the Board in connection with your duties. You will also be expected to attend certain functions during the year at which the management of the Group will be present. If you are unable to attend any such meeting, then you should notify the Board Chair in advance.

2.5    You agree to serve on the Company's audit and risk committee as Chair. Your appointment as Chair, Audit and Risk Committee is subject to approval by the Shareholders. You may also be requested to serve on one or more of the Company's other Board committees. The terms of reference of the Board committees to which you are appointed will be separately provided to you.

3.    Fees and other benefits of the director

3.1    For your duties as a non-executive director, the Company will pay you a director's fee of USD
$XXXX (before income tax withholdings and deductions, if applicable) per annum. Any payments for period of partial service will be pro-rated on a daily basis.

3.2    In addition to the director's fee in paragraph 3.1, if you are a member of the Company's audit and risk committee or remuneration and nomination committee, you will be paid an additional amount as outlined below (before income tax deductions, if applicable) per annum per committee for your duties, to be calculated from the Appointment Time:

(a)    Audit and Risk Committee: Chair - US $XXXX;

(b)    Audit and Risk Committee: member - US $XXXX;

(c)    Remuneration and Nomination Committee: Chair - US $XXXX; or

(d)    Remuneration and Nomination Committee member: US $XXXX.
3.3    The fees in paragraphs 3.1 and 3.2 include, where required by law, any minimum statutory superannuation contribution by the Company (towards a superannuation plan nominated by you), and, along with any committee fees, will be reviewed periodically by the Board. The director's fee and superannuation, as applicable, will be credited to your nominated accounts in accordance with legislative obligations, and may be paid by any of the subsidiaries of the Company.

3.4    If the Board considers that the performance of your duties as a director requires you to commit time in excess of that referred to in paragraph 2.5, then subject to it being within the annual director's fee pool, you may be entitled to additional fees, to be determined by the Board, to reflect such additional work.

3.5    The Company does not provide for retirement benefits for directors other than through superannuation contributions referred to in paragraph 3.3.

4.    Expenses

4.1    The Company will reimburse you in full for all reasonable out of pocket expenses which you may properly incur in the course of performing your duties under this agreement in accordance with the Company's normal policies and procedures. This includes reimbursements for all reasonable travel expenses, accommodation or other related travel expenses.

4.2    In relation to your appointment as a non-executive director, you may, with the prior approval of the Board, be reimbursed for your legal costs in seeking separate independent legal advice about your responsibilities as a non-executive director of the Company, should circumstances arise in which it becomes necessary for you to do so.

5.    Access to information

5.1    You will be provided with reports on a monthly basis detailing the financial and operational performance of the Company and its subsidiaries. You are welcome to request such further information about any aspect of the

Company or its subsidiaries or their respective operations as you may reasonably require to perform your duties as a non-executive director.

5.2    You confirm that copies of the Company's Articles and Bylaws, a copy of the charter of each Board committee and a copy of each charter, code of conduct and policy adopted by the Board have been provided to you.

6.    Confidentiality

6.1    You acknowledge that all information concerning the organization, business dealings, finances, transactions or affairs of the Group that you acquire during your appointment is confidential to the Company. Confidential information includes Board deliberations, Group member financial information, internal Group member reports and details of transactions or prospective transactions involving the Company or a subsidiary.

6.2    You agree that you will not use or disclose, or allow to be used or disclosed, any confidential information relating to the Group members or any of their employees, customers and operations received by you, except to the extent such use or disclosure:

(a)    is in the proper performance by you of your duties;

(b)    is with the prior written consent of the Company;

(c)    has already been made public by a Group member or otherwise becomes public (other than as a result of your actions in breach of your duties); or

(d)    is required by law, including the applicable rules of ASX.

6.3    You may only use the confidential information in the proper course of carrying out your duties.

6.4    You further acknowledge and agree that all confidential information of the Company or its subsidiaries received by you in the course of the exercise of your duties as a non-executive director of the Company remains the property of the Group.

6.5    The obligations set out in this paragraph 6 will remain in full force and effect after the termination or cessation of your appointment as a non-executive director.

6.6    If your appointment is terminated or ceases for any reason, then you must (subject to the provisions of the deed of indemnity, insurance and access between you and the Company):

(a)    immediately return all property of the Company to the Company;

(b)    immediately return to the Company or (at the Company's discretion) destroy all copies of confidential information;

(c)    delete all copies of confidential information contained on any computer, database or other electronic means of data storage;

(d)    upon request, provide written confirmation that you have complied with this paragraph 6;

(e)    not record confidential information in any form after termination or cessation; and

(f)    if you retain any confidential information, you must ensure that you take all reasonable measures to maintain and protect the confidentiality of that information.

7.    Other directorships

7.1    During the term of your appointment as a non-executive director of the Company, you must not without first informing the Board accept any directorships of other companies (other than those already disclosed to the Board).

7.2    During the term of your appointment as a non-executive director of the Company and for the period of three months' after the end of the term of your engagement, you should not accept any directorships, advisory roles or managerial positions with other businesses or companies that are in competition with the Group without obtaining the Board's written consent, which may be withheld in its absolute discretion (other than those to which the Board has already consented).

7.3    You agree that you will not accept any such other directorships if accepting them may adversely affect your ability to commit to the affairs of the Group the time required to properly perform your duties as director of the Company.

8.    Interests, shares and share dealings

8.1    You agree to disclose to the Company all the information required by the Company from time to time to enable the Company to give ASX completed Appendices 3X, 3Y and 3Z within the time periods allowed by ASX Listing Rule 3.19A (to the extent those rules apply to the Company). You agree to give the Company such information within the times requested by the Company from time to time.

8.2    You authorise the Company to give the information provided by you to ASX on your behalf and as your agent.

8.3    You agree to comply with the policies and procedures adopted from time to time by the Board in relation to trading in the Company's securities by directors and senior employees of the Company.

9.    Other interests and independence

9.1    You agree promptly to disclose to the Company any matter which may give rise to a conflict between your duties as a non-executive director of the Company and any other duties or obligations which you may owe and you agree to take such steps as the Company reasonably requires to ensure that such conflict is properly managed.

9.2    Without limiting applicable laws, the Articles or the Bylaws, if any matter is to be discussed at a meeting of the Board or committee of the Board which could involve a conflict of interest you will:

(a)    declare the conflict of interest;
(b)    not receive the relevant papers;
(c)    not be present at a meeting where the matter is discussed; and
(d)    not participate in any decision on the matter or be informed of the decision.

Subject to applicable laws, the Articles and the Bylaws, the Board may agree to vary or waive the provisions of this paragraph 9.2 and may agree to accept a standing notice of conflict, in terms considered appropriate from time to time.

9.3    As of the Appointment Time, you will be classified by the Board as an independent director under the rules of the ASX. You hereby agree to notify the Company of any matters that may reasonably affect your classification as an independent director.

10.    Insurance and indemnity

10.1    You will be entitled to the benefit of any directors' and officers' liability insurance held by the Company from time to time. You will also be entitled to indemnity pursuant to Section 5.1 of the Bylaws.
10.2    The Company undertakes to maintain insurance, on terms reasonable for a company of the Company's size and type, during the term of your appointment as a non-executive director.

10.3    You must:

(a)    immediately inform the Company secretary and any relevant insurer in writing upon becoming aware of any circumstances that could give rise to a claim under any insurance policy; and

(b)    immediately inform the Company secretary in writing upon becoming aware of anything done or omitted to be done that is reasonably likely to prejudice any insurance cover.

11.    Termination

11.1    Except as expressly set out in this agreement, upon termination of your appointment as a non- executive director, for whatever reason, you will not be entitled to any compensation for loss of office other than any outstanding fees (if any) or expenses (if any) due and payable to you in accordance with this letter at the date of such termination.

11.2    Upon termination of your appointment, for whatever reason, you will resign as a non-executive director of the Company and of any subsidiary of the Company or any other company in any way connected with the Company of which you have been appointed director.

12.    Governing law and jurisdiction

This letter of appointment is governed by and construed according to the internal laws of the State of Washington, without regard to its conflicts of laws rules. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of the State of Washington, and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to this letter of appointment.

Please confirm your agreement to these terms by signing the enclosed copy of this letter and executing the enclosed deed of access, insurance and indemnity and returning it to me.

Yours sincerely,

...............................................
(Name of the Chair)
Chair, Board of Directors
For and on behalf of Limeade, Inc. ARBN 637 017 602 And its Board of Directors

I agree to the terms and conditions set out above relating to my appointment as a non-executive director of the Company.

Signed: _________________________________
(Name of the Director)

Date:     _________________________________